UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

METAL SKY STAR ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
☐	Fee paid previously with preliminary materials.

Explanatory Note

Metal Sky Star Acquisition Corporation (“MSSA,” “Metal Sky Star,” “we,” “our,” or “us”) is filing these definitive additional proxy materials with respect to the definitive proxy statement filed by Metal Sky Star with the Securities and Exchange Commission (the “SEC”) on October 10, 2023 (the “Definitive Proxy Statement”) for the Extraordinary General Meeting of Shareholders scheduled for October 30, 2023 in order to correct certain clerical errors contained in the Definitive Proxy Statement. All other information in the Definitive Proxy Statement remains unchanged.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

The following disclosures should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. The terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

The fourth paragraph on the second page of the Notice of Extraordinary General Meeting of Shareholders is hereby amended and restated as follows:

The per-share pro rata portion of the trust account was approximately $10.82 as of the Record Date. The closing price of Metal Sky Star’s shares on the Record Date was $10.89. Metal Sky Star cannot assure shareholders that they will be able to sell their shares of Metal Sky Star in the open market, as there may not be sufficient liquidity in its securities when shareholders wish to sell their shares.

The second paragraph on page 17 of the Definitive Proxy Statement is hereby amended and restated as follows:

On January 26, 2023, we held an extraordinary general meeting of our shareholders and our shareholders approved a proposal to amend our amended and restated memorandum and articles of association to extend the date by which we have to consummate a business combination twelve (12) times for an additional one (1) month each time to February 5, 2024. In connection with this vote on the proposal to amend our amended and restated memorandum and articles of association, holders of our public shares were entitled to exercise their redemption rights and public shareholders tendered an aggregate of 5,885,324 public shares for redemption. As a result of the exercise of the redemption right, 5,614,676 public shares remain unredeemed. As of the Record Date, the balance of the Trust Account is $60,787,236.